Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Pentair, Inc. on Form S-8 of our reports dated March 10, 2005 relating to the consolidated financial statements and financial statement schedule of Pentair, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pentair, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/   Deloitte & Touche LLP

Minneapolis, Minnesota
July 18, 2005